UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 5, 2007

EASTERN EXPLORATION COMPANY

(Exact name of registrant as specified in its charter)

Delaware	333-11714	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Identification No.)

6588 Barnard Drive, Suite 40
Richmond, BC V7C 5R8
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(Address of principal executive offices) (Postal Code)

Registrant's telephone number, including area code: (778) 889-3091

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Items to be reported hereunder:

Section 1- Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

Section 9 Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

On June 6, 2007, the Company entered into an Asset Purchase Agreement (the "Agreement") with Max Entertainment Group, S.A., a Swiss corporation ("Max"). The Agreement is attached hereto as Exhibit 10.1.

Under the terms of the Agreement, the Company will acquire certain assets of Max in exchange for 11,280,774 restricted shares of the Company's common stock. Each shareholder of Max shall receive 3.45 shares of the stock payment for each share of Max such shareholder holds on the closing date. The Agreement closed on June 8, 2007.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 11, 2007, Anthony Tai resigned as CEO, CFO and Director of the Company. The Company has appointed Daniel Kilian, President of Max, to the Board of Directors and as the new CFO of the Company.

Daniel Kilian, age 34, has more than 10 years experience as entrepreneur in financial companies. From 2006 to the present, Mr. Kilian is on the Supervisory Board and Co-Founder of MAX Entertainment Group AG in Switzerland. He is responsible for business development, financial planning, development of business strategy and the company's business model. From 2004 until 2006 Mr. Kilian was the product manager of a credit card company in Switzerland. He represented the company at different European banks. He was responsible for customer services, including quality assurance, public relation and marketing. He created a new customer card system linked with an European affiliate system. From 1996 until 2004, Mr. Kilian was the founder and principal owner of a property company. He established a network of more than 200 sales agents for special properties across Europe, including the development and marketing of hotel projects in South Africa and Europe.

Mr. Kilian has not filed bankruptcy, been convicted of a crime, been found by a court to have violated any securities laws or been subject to an order of a court barring, suspending or enjoining him from any business activities. Mr. Kilian has not been and is not currently an officer or director of any other public company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June _____, 2007

EASTERN EXPLORATION COMPANY

By: Daniel Kilian
CFO and Director